Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

3SBio Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-149816) on Form S-8 of 3SBio Inc. of our report dated April 21, 2009, with respect to the consolidated balance sheet of 3SBio Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2008, which report appears in the December 31, 2009 annual report on Form 20-F of 3SBio Inc.

/s/ KPMG

KPMG

Hong Kong, China

June 25, 2010